Exhibit 99.1

Contact:
Steven Schwartz, Head of Investor Relations
American Equity Investment Life Holding Company
515-273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
October 17, 2023
American Equity Announces Record Total Enterprise Sales1 of $2.2 Billion in Third Quarter and
Expected Date of Third Quarter 2023 Earnings Results
WEST DES MOINES, Iowa (October 17, 2023) — American Equity Investment Life Holding Company (NYSE: AEL) (“AEL”) today announced that its third-quarter 2023 sales totaled $2.2 billion, substantially all of which were in fixed index annuities. AEL also announced that it will release its third quarter 2023 earnings results after the market closes on Tuesday, November 7, 2023. The press release and financial supplement will be posted on the American Equity IR website at https://ir.american-equity.com/ at that time.
In light of AEL’s pending merger with Brookfield Reinsurance (NYSE, TSX: BNRE), AEL will not be holding an earnings conference call with investors.
FIA SALES INCREASE 18% FROM PRIOR SEQUENTIAL QUARTER
Third quarter 2023 sales were $2.2 billion, of which 99% were in fixed index annuities. Total enterprise FIA sales increased 18% compared to the second quarter of 2023 and 203% compared to the third quarter of 2022.
Compared to the second quarter of 2023, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel increased 17%, while Eagle Life FIA sales through banks and broker-dealers rose 23%.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release, such as will, and its derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" AEL describes in its U.S. Securities and Exchange Commission filings and as described in the “Cautionary Notice Regarding Forward-Looking Statements” in AEL’s July 5, 2023 news release. AEL's future results and events could differ, and it has no obligation to correct or update any of these statements.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries. Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. For more information, please visit www.american-equity.com.
1For purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.